Exhibit 10.1

AMENDMENT NO. 3 TO

EMPLOYMENT AGREEMENT

            This Amendment No. 3 (the “Amendment”) to the Employment Agreement dated 25th day of February, 2009, as amended by Amendment No. 1, dated effective March 10, 2010 and Amendment No. 2 dated December 29, 2010 (together, the “Agreement”), is hereby made by and between National Health Investors, Inc., a Maryland real estate investment trust (“Company”), and Justin Hutchens, a resident of Tennessee (“Executive”), to be effective as of the date set forth below (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into the Agreement pursuant to which Executive agreed to act as President and Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive now desire to amend certain terms of the Agreement effective upon the Effective Date as set forth herein.

            NOW, THEREFORE, for and in consideration of the promises herein, and other good and valuable consideration, Company and Executive do hereby agree to amend the Agreement as follows:

I.          Section 4(B) is hereby deleted in its entirety and replaced with the following:

            B.        Stock Options.

                        1.         Annual Option Grant. Executive shall be entitled to receive a grant of an option to purchase 100,000 shares of common stock of the Company on February 25, 2009 and on each anniversary of the effective date of this Agreement until and including February 25, 2018, provided Executive remains employed by the Company on each such anniversary date.  Each such grant shall be made pursuant to the Company’s 2005 Incentive Stock Option Plan, as such plan may be amended, or a subsequent stock option plan as may be adopted by the Company (the “Plan”).  The option exercise price will be equal to the Fair Market Price of the Company’s common stock on the date of grant and shall be fully vested as of the grant date.   The terms of each such grant of stock options shall be set forth in a separate Stock Option Agreement between the Company and the Executive and shall be pursuant to the Plan.

                        2.         Payment in Lieu of Option Grant.  Notwithstanding Section 4(B)(1) above, in the event Executive’s employment terminates due to a Without Cause Termination or due to Constructive Discharge within six months before or one year after a Change in Control of the Company, as hereinafter defined, Executive shall receive a payment, in the form hereinafter specified, of the Spread, as hereinafter defined, determined with respect to the applicable shares for which an option had not yet been granted pursuant to Section 4(B)(1) as of the date of such termination of employment (“Change in Control Payment”).

                        3.         Time, Form and Calculation of Payment.  Subject to later payment of any earn-out or contingent amount under Section 4(B)(3)(vi), if the termination of employment occurs on or before a Change in Control, the Change in Control Payment shall be paid to Executive at the time the Change in Control occurs and if the termination of employment occurs after a Change in Control, the Spread shall be paid to Executive within ten (10) days after his termination of employment. Notwithstanding the foregoing, in all instances, the time of payment shall be made in accordance with Section 17(C), if applicable.  The Change in Control Payment shall be made in the applicable form described in the following:

i) If the Company’s common stock remains outstanding following the Change in Control and the Company’s common shareholders prior to the Change in Control continue to own the same number and class of the Company’s shares after the Change in Control that they owned prior to the Change in Control then the value per share in the Change in Control shall be equal to the Fair Market Value per share of the Company’s common stock on the trading day immediately preceding the closing of the Change in Control transaction.  In this event, the Executive shall receive the Change in Control Payment in shares of the Company’s common stock with an aggregate Fair Market Value (determined by the preceding sentence) equal to the Spread.

                                    ii) If the Company’s common shareholders receive cash for their shares of the Company’s common stock in the Change in Control then the value per share in the Change in Control shall be equal to the amount of cash per share received by the Company’s shareholders in the Change in Control.  In this event, Executive shall receive the Change in Control Payment in the form of a cash payment in an amount equal to the Spread.

                                    iii) If the Company’s common stock is converted into stock in a different company or a different amount or class of the Company’s stock as a result of the Change in Control, then the value per share in the Change in Control shall equal the Fair Market Value per share of the Company’s common stock on the trading day immediately preceding the closing of the Change in Control transaction.  Executive shall receive the Change in Control Payment in the amount and class of stock issued to the Company’s common shareholders that he would have received if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him immediately prior to the Change in Control and such shares were converted in the same manner as all of the Company’s outstanding shares were converted in the Change in Control.

                                    iv) If the Company’s common shareholders receive assets in the Change in Control, then the value per share in the Change in Control shall equal the fair market value of the assets per share that the common shareholders receive, as determined in good faith by the Company’s Board of Directors.  Executive shall receive the Change in Control Payment in the amount and type of assets issued to the Company’s common shareholders that he would have received if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him immediately prior to the Change in Control and such shares were converted in the same manner as all of the Company’s outstanding common shares were converted in the Change in Control.

                                    v)  If the Company’s common shareholders receive a combination of cash, stock or assets in the Change in Control, then the value per share in the Change in Control shall equal the total fair market value of the consideration per share received by the common shareholders, each portion determined as provided in the applicable paragraph of this Section 4(B)(3).  Executive shall receive the Change in Control Payment in the same amount and type of consideration paid to the Company’s common shareholders that he would have received if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him immediately prior to the Change in Control and such shares were converted in the same manner as all of the Company’s outstanding common shares were converted in the Change in Control.

vi)  If the Company’s shareholders are potentially entitled to an earn-out or other contingent payment to be determined and/or paid at a future date, then the value per share in the Change in Control shall equal the Fair Market Value per share that the common shareholders receive upon closing of the Change in Control as calculated pursuant to the applicable paragraph of this Section 4(B)(3).  In this event, Executive shall receive the Change in Control Payment in the amount and type of consideration as paid to the Company’s common shareholders that he would have received if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him immediately prior to the Change in Control and such shares were converted in the same manner as all of the Company’s outstanding common shares were converted in the Change in Control.  As such, the Executive will also be entitled to any earn out or other contingent pay-out when and if paid to the Company’s shareholders as if the number of shares of the Company’s common stock having a Fair Market Value equal to the Spread had been issued to him.

                        4.         Definitions.  Capitalized terms have the meaning set forth herein, or if not defined herein, shall the meaning ascribed in the Agreement or the Plan, as applicable. Otherwise, the following definitions shall apply for purposes of this Section 4(B):

i)  The term “Spread” shall mean the value equal to the number of shares of common stock of the Company purchasable upon the grant of options that have not been granted pursuant to and in accordance with Section 4(B)(1) above as of the date of Executive’s termination of employment times the amount by which the value per share that the Company’s shareholders receive in the Change in Control at the closing of such Change in Control as calculated in accordance with the applicable method described in Section 4(B)(3) exceeds the per share Fair Market Value of the Company’s common stock on the trading day immediately prior to the public announcement of the Change in Control.

ii) The term “Change in Control” shall mean and shall be deemed to have occurred upon the first to occur of the following:

(a)                The date that any one person, or more than one person acting as a group, acquires more than fifty percent (50%) of the outstanding voting power of the Company, provided, however, that the merger or consolidation of the Company with another entity as a result of which 50% or more of the outstanding voting securities of the surviving or resulting entity (or of the parent entity of such resulting or surviving entity) shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation, shall not constitute a Change in Control.

(b)               The date of the merger or consolidation of the Company with another entity as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity (or of the parent entity of such resulting or surviving entity) shall be owned in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation;

(c)                The date that a majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(d)               The date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets owned, directly or indirectly, by the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred under this paragraph (d) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer.  A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (w) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its shares in the Company, (x) an entity, fifty percent (50%) or more of the total voting power of which is owned, directly or indirectly, by the Company, (y) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all the outstanding shares of the Company, or (z) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (y) of this paragraph.

This definition of “Change in Control” is intended to be consistent with the phrase “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as used in Section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such intent.

iii) The term “Fair Market Value,” with respect to the Company’s stock, except as otherwise specifically provided herein, shall have the meaning ascribed to it in the Company’s 2005 Incentive Stock Option Plan.

II.        In all other respects the Agreement is hereby ratified and affirmed.

            IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Consultant has executed the same effective as of the 3rd day of May, 2011.

NATIONAL HEALTH INVESTORS, INC.                     EXECUTIVE

By:                             /s/                                                                                /s/

            Chairman, Compensation Committee                         Justin Hutchens